Exhibit 10.11c

                    AMENDMENT TO THE FINLAY ENTERPRISES, INC.
                            LONG TERM INCENTIVE PLAN

     Effective on and after September 28, 2001 (the "Effective Date"), the Long Term Incentive Plan, as amended (the "1993 Plan"), of Finlay Enterprises, Inc. (the "Company") is hereby amended pursuant to Section 9 thereof in the following respect:

     1. Section 2 of the 1993 Plan shall be amended by deleting the definition of "Market Value" therein in its entirety and substituting therefor the following:

     "MARKET VALUE: As applied to any date, the volume weighted average trading price of the Common Stock on the principal national securities exchange or the Nasdaq National Market, as the case may be, on which such stock is listed and traded for such date or, if there is no sale on that date, then on the last preceding date on which a sale was reported. If the Common Stock is not quoted or listed on an exchange or on the Nasdaq National Market, or representative quotes are not otherwise available, the Market Value shall mean the amount determined by the Committee to be the fair market value based upon a good faith attempt to value the Common Stock accurately and computed in accordance with applicable regulations of the Internal Revenue Service. In no event shall the option price be less than the par value of the Common Stock on the date an option is granted."

     2. Except as amended hereby, the 1993 Plan shall remain in full force and effect, without change or modification. The amendment contemplated hereby shall not affect any award granted under the 1993 Plan prior to the Effective Date.

                                                BY ORDER OF THE BOARD OF
                                                DIRECTORS OF FINLAY
                                                ENTERPRISES, INC.